Exhibit 99.1

MSCI Reports Financial Results for First Quarter 2020

NEW YORK--(BUSINESS WIRE)--April 28, 2020--MSCI Inc. (“MSCI” or the “Company”) (NYSE:MSCI), a leading provider of critical decision support tools and services for the global investment community, announced today its financial results for the three months ended March 31, 2020 (“first quarter 2020”).

Financial and Operational Highlights for First Quarter 2020
(Note: Percentage and other changes are relative to the three months ended March 31, 2019 (“first quarter 2019”) unless otherwise noted).

  Operating revenues of $416.8 million, up 12.2%
  Recurring subscription revenues up 7.8%; Asset-based fees up 22.5%
  Operating margin of 49.9%; Adjusted EBITDA margin of 55.0%
  Diluted EPS of $1.73, down 16.8%; Adjusted EPS of $1.90, up 22.6%
  Organic subscription Run Rate growth of 10.1%; Retention rate of 95.0%
  During first quarter 2020 and through April 24, 2020, a total of 1.4 million shares were repurchased at an average price of $250.65 per share for a total value of $356.8 million
  Approximately $57.8 million in dividends were paid to shareholders in first quarter 2020; Cash dividend of $0.68 per share declared by MSCI Board of Directors for second quarter 2020
	Three Months Ended
In thousands,	Mar. 31,	Mar. 31,	YoY %
except per share data (unaudited)	2020	2019	Change
Operating revenues	$416,780	$371,381	12.2%
Operating income	$207,884	$162,675	27.8%
Operating margin %	49.9%	43.8%

Net income	$148,125	$178,192	(16.9%)

Diluted EPS	$1.73	$2.08	(16.8%)
Adjusted EPS	$1.90	$1.55	22.6%

Adjusted EBITDA	$229,227	$197,707	15.9%
Adjusted EBITDA margin %	55.0%	53.2%

"As the COVID-19 outbreak has impacted people, communities and markets around the globe, we have acted swiftly and deliberately to safeguard our employees and business operations, and to proactively support our clients, in line with MSCI’s values. Reflecting the strength of our business model, our first quarter results included nearly 10% recurring subscription run rate growth,” said Henry A. Fernandez, Chairman and CEO of MSCI.

“Looking forward, our operating conditions may be more challenging. We will continue to take the necessary steps to manage the business through this unprecedented and evolving environment. We remain confident MSCI’s content, analytics and technology applications reinforce our pivotal position in the investment industry and the resiliency of our franchise,” added Mr. Fernandez.

First Quarter Consolidated Results

Operating Revenues: Operating revenues were $416.8 million, up 12.2%. The $45.4 million increase was driven by $22.1 million in higher recurring subscription revenues, $18.4 million in increased asset-based fees and $4.9 million in additional non-recurring revenues.

Run Rate and Retention Rate: Total Run Rate at March 31, 2020 was $1,604.2 million, up 8.5%. The $126.1 million increase was driven by a $113.1 million increase in recurring subscription Run Rate and a $13.0 million increase in asset-based fees Run Rate. Organic subscription Run Rate growth was 10.1%, driven by strong growth across all three reporting segments. Retention Rate was 95.0%, compared to 95.2% in first quarter 2019.

Expenses: Total operating expenses were $208.9 million, essentially flat from first quarter 2019. Adjusted EBITDA expenses were $187.6 million, up 8.0%, primarily reflecting higher compensation and benefit costs to support business growth. Total operating expenses excluding the impact of foreign currency exchange rate fluctuations (“ex-FX”) and adjusted EBITDA expenses ex-FX increased 1.1% and 9.1%, respectively.

Headcount: As of March 31, 2020, headcount was 3,459 employees, with approximately 37% and approximately 63% of employees located in developed market and emerging market locations, respectively.

Other Expense (Income), Net: Other expense (income), net increased $10.7 million, up 31.0%, to $45.0 million. The increase was primarily driven by the loss on debt extinguishment associated with the pre-maturity redemption of the remaining $300.0 million aggregate principal amount of the Company’s 5.250% senior unsecured notes due 2024 (the “2024 Senior Notes Redemption”). In addition, the increase reflects higher interest expense associated with the higher debt balance during first quarter 2020 compared to first quarter 2019, partially offset by higher foreign currency exchange gains. The loss on debt extinguishment associated with the 2024 Senior Notes Redemption was excluded from adjusted net income and adjusted EPS for first quarter 2020.

Income Taxes: The effective tax rate was 9.0%, compared to negative 38.9% in first quarter 2019. The higher effective tax rate was primarily driven by the absence in first quarter 2020 of the income tax benefit (the “PSU windfall benefit”) related to the vesting of multi-year restricted stock units subject to performance payout adjustments granted in 2016 (the “Multi-Year PSUs”), partially offset by (1) a higher income tax benefit related to the vesting of annual equity awards in first quarter 2020 compared to first quarter 2019, (2) an income tax benefit related to the loss on debt extinguishment and (3) an income tax benefit related to the revaluation of the cost of deemed repatriation of foreign earnings. The PSU windfall benefit was recorded in first quarter 2019 and is excluded from both the adjusted net income and adjusted EPS measures for first quarter 2019.

Net Income: As a result of the factors described above, net income was $148.1 million, down 16.9%.

Adjusted EBITDA: Adjusted EBITDA was $229.2 million, up 15.9%. Adjusted EBITDA margin in first quarter 2020 was 55.0% compared to 53.2% in first quarter 2019.

Index Segment:

Table 1A: Results (unaudited)
	Three Months Ended
	Mar. 31,	Mar. 31,	YoY %
In thousands	2020	2019	Change
Operating revenues:
Recurring subscriptions	$139,840	$127,674	9.5%
Asset-based fees	100,196	81,808	22.5%
Non-recurring	9,220	5,291	74.3%
Total operating revenues	249,256	214,773	16.1%
Adjusted EBITDA expenses	65,669	62,562	5.0%
Adjusted EBITDA	$183,587	$152,211	20.6%
Adjusted EBITDA margin %	73.7%	70.9%

Index operating revenues for first quarter 2020 were $249.3 million, up 16.1%. The $34.5 million increase was driven by $18.4 million higher asset-based fees, $12.2 million increased recurring subscription revenues and $3.9 million in additional non-recurring revenues.

Growth in asset-based fees primarily consisted of increases of $6.9 million from exchange traded futures and options contracts based on MSCI indexes, $6.0 million from non-ETF passive funds linked to MSCI indexes, and $5.0 million from exchange traded funds (“ETFs”) linked to MSCI indexes. The increase in revenues from ETFs linked to MSCI indexes was driven by a 14.5% increase in average assets under management (“AUM”) for equity ETFs linked to MSCI indexes, partially offset by the impact of a change in product mix.

The increase in recurring subscription revenues was primarily driven by growth in custom and specialized index products, core products and factor and ESG index products. The increase in non-recurring revenues was driven by derivatives and structured products.

Index Run Rate as of March 31, 2020 was $922.3 million, up 8.4%. The $71.4 million increase was driven by a $58.5 million increase in recurring subscription Run Rate and a $12.9 million increase in asset-based fees Run Rate. Both the recurring subscription Run Rate and asset-based fees Run Rate benefited from broad-based growth across underlying products and client segments.

Analytics Segment:

Table 1B: Results (unaudited)
	Three Months Ended
	Mar. 31,	Mar. 31,	YoY %
In thousands	2020	2019	Change
Operating revenues:
Recurring subscriptions	$124,065	$120,110	3.3%
Non-recurring	1,443	1,325	8.9%
Total operating revenues	125,508	121,435	3.4%
Adjusted EBITDA expenses	89,191	85,037	4.9%
Adjusted EBITDA	$36,317	$36,398	(0.2%)
Adjusted EBITDA margin %	28.9%	30.0%

Analytics operating revenues for first quarter 2020 were $125.5 million, up 3.4%. The $4.1 million increase was driven by higher recurring subscription revenue primarily from Multi-Asset Class and Equity Analytics products. Organic operating revenue growth was 3.3%.

Analytics Run Rate as of March 31, 2020 was $528.4 million, up 6.5%. The increase of $32.2 million was also primarily driven by strong growth in Multi-Asset Class and Equity Analytics products, with increases across all regions. Analytics organic subscription Run Rate growth was 6.6%.

All Other Segment:

Table 1C: Results (unaudited)
	Three Months Ended
	Mar. 31,	Mar. 31,	YoY %
In thousands	2020	2019	Change
Operating revenues:
Recurring subscriptions	$40,520	$34,580	17.2%
Non-recurring	1,496	593	152.3%
Total operating revenues	42,016	35,173	19.5%
Adjusted EBITDA expenses	32,693	26,075	25.4%
Adjusted EBITDA	$9,323	$9,098	2.5%
Adjusted EBITDA margin %	22.2%	25.9%

All Other operating revenues for first quarter 2020 were $42.0 million, up 19.5%. The $6.8 million increase reflected $3.7 million of growth in ESG operating revenues, driven primarily by Ratings and Climate products, and $3.1 million of growth in Real Estate operating revenues, primarily reflecting a strong growth in Enterprise Analytics products and a one-time data license fee, recognized in non-recurring revenue. First quarter 2020 All Other organic operating revenue growth was 20.7%, with ESG organic operating revenue growth of 17.2% and Real Estate organic operating revenue growth of 26.2%.

All Other Run Rate as of March 31, 2020 was $153.5 million, up 17.2%. The $22.5 million increase was driven by a $19.8 million increase in ESG Run Rate, primarily driven by growth in Ratings products, Climate products and Screening products. Real Estate Run Rate increased $2.7 million, primarily driven by growth in Global Intel products. All Other organic subscription Run Rate growth was 18.3%, with organic ESG Run Rate growth of 23.3% and organic Real Estate Run Rate growth of 9.4%.

Select Balance Sheet Items and Capital Allocation

Cash Balances and Outstanding Debt: Cash and cash equivalents was $1.1 billion as of March 31, 2020. MSCI typically seeks to maintain minimum cash balances globally of approximately $200.0 million to $250.0 million for general operating purposes but may maintain higher minimum cash balances while the COVID-19 pandemic continues to impact global economic markets.

Total outstanding debt as of March 31, 2020 was $3.2 billion. The total debt to net income ratio (based on trailing twelve months net income) was 5.9x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.6x. MSCI seeks to maintain a gross leverage to adjusted EBITDA target range of 3.0x to 3.5x.

Capex and Cash Flow: For first quarter 2020, Capex was $10.8 million, cash provided by operating activities was $112.8 million, up 28.3%, and free cash flow was $102.0 million, up 27.9%.

Share Count and Share Repurchases: Weighted average diluted shares outstanding were 85.5 million in first quarter 2020, down 0.1%. In first quarter 2020 and through April 24, 2020, a total of 1.4 million shares were repurchased at an average price of $250.65 per share for a total value of $356.8 million. A total of $1.1 billion remains on the outstanding share repurchase authorization as of April 24, 2020. Total shares outstanding as of March 31, 2020 was 83.7 million.

Dividends: Approximately $57.8 million in dividends were paid to shareholders in first quarter 2020. On April 27, 2020 the MSCI Board of Directors declared a cash dividend of $0.68 per share for second quarter 2020, payable on May 29, 2020 to shareholders of record as of the close of trading on May 15, 2020.

Full-Year 2020 Guidance

MSCI's guidance for 2020 is based on assumptions about a number of macroeconomic and capital market factors, in particular related to equity markets. These assumptions are subject to uncertainty, and actual results for the year could differ materially from our current guidance, including as a result of ongoing uncertainty related to the duration, magnitude and impact of the COVID-19 pandemic.

  Operating expense is expected to be in the range of $790 million to $840 million (revised).
  Adjusted EBITDA expense is expected to be in the range of $700 million to $750 million (revised).
  Interest expense, including the amortization of financing fees, is expected to be approximately $158 million.
  Depreciation and amortization expense is expected to be approximately $90 million.
  The effective tax rate is expected to be in the range of 18% to 21% (revised).
  Capex is expected to be in the range of $50 million to $60 million (revised).
  Net cash provided by operating activities and free cash flow are expected to be in the ranges of $600 million to $650 million and $540 million to $600 million, respectively (revised).

Conference Call Information

MSCI's senior management will review its first quarter 2020 results on Tuesday, April 28, 2020 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's Investor Relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-376-9931 conference ID: 4073059 within the United States. International callers dial 1-720-405-2251 conference ID: 4073059. The teleconference will also be webcast with an accompanying slide presentation which can be accessed through MSCI's Investor Relations website.

An audio recording of the conference call will be available in the events and presentations section of MSCI's Investor Relations website, http://ir.msci.com/events.cfm, beginning approximately two hours after the conclusion of the live event for 12 months after the call. Through May 5, 2020, the recording will also be available by dialing 1-855-859-2056 conference ID: 4073059 within the United States or 1-404-537-3406 conference ID: 4073059 for international callers.

About MSCI Inc.

MSCI is a leading provider of critical decision support tools and services for the global investment community. With over 45 years of expertise in research, data and technology, we power better investment decisions by enabling clients to understand and analyze key drivers of risk and return and confidently build more effective portfolios. We create industry-leading, research-enhanced solutions that clients use to gain insight into and improve transparency across the investment process.

To learn more, please visit www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, MSCI’s full-year 2020 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond MSCI’s control and that could materially affect actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”) on February 18, 2020 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if MSCI’s underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website, including its quarterly updates, blog, podcasts and social media channels, including its corporate Twitter account (@MSCI_Inc), as channels of distribution of company information. The information MSCI posts through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following MSCI’s press releases, quarterly SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alerts Subscription” section of MSCI’s Investor Relations homepage at http://ir.msci.com/email-alerts. The contents of MSCI’s website, including its quarterly updates, blog, podcasts and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Retention Rate, Run Rate, subscription sales, subscription cancellations and non-recurring sales.

Retention Rate is an important metric because subscription cancellations decrease our Run Rate and ultimately our operating revenues over time. The annual Retention Rate represents the retained subscription Run Rate (subscription Run Rate at the beginning of the fiscal year less actual cancels during the year) as a percentage of the subscription Run Rate at the beginning of the fiscal year.

The Retention Rate for a non-annual period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the non-annual period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the fiscal year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the period.

Retention Rate is computed by operating segment on a product/service-by-product/service basis. In general, if a client reduces the number of products or services to which it subscribes within a segment, or switches between products or services within a segment, we treat it as a cancellation for purposes of calculating our Retention Rate except in the case of a product or service switch that management considers to be a replacement product or service. In those replacement cases, only the net change to the client subscription, if a decrease, is reported as a cancel. In the Analytics and the ESG segments, substantially all product or service switches are treated as replacement products or services and netted in this manner, while in our Index and Real Estate segments, product or service switches that are treated as replacement products or services and receive netting treatment occur only in certain limited instances. In addition, we treat any reduction in fees resulting from a down-sale of the same product or service as a cancellation to the extent of the reduction. We do not calculate Retention Rate for that portion of our Run Rate attributable to assets in index-linked investment products or futures and options contracts, in each case, linked to our indexes.

Run Rate estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described below. For any Client Contract where fees are linked to an investment product’s assets or trading volume/fees, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and/or reported exchange fees, and for other non-ETF products, the most recent client-reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date, and associated revenue recognition, may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract with respect to which we have received a notice of termination or non-renewal during the period and have determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such notice is not effective until a later date.

“Organic subscription Run Rate growth” is defined as the period over period Run Rate growth, excluding the impact of changes in foreign currency and the first year impact of any acquisitions. It is also adjusted for divestitures. Changes in foreign currency are calculated by applying the currency exchange rate from the comparable prior period to current period foreign currency denominated Run Rate.

Sales represents the annualized value of products and services clients commit to purchase from MSCI and will result in additional operating revenues. Non-recurring sales represent the actual value of the customer agreements entered into during the period and are not a component of Run Rate. New recurring subscription sales represent additional selling activities, such as new customer agreements, additions to existing agreements or increases in price that occurred during the period and are additions to Run Rate. Subscription cancellations reflect client activities during the period, such as discontinuing products and services and/or reductions in price, resulting in reductions to Run Rate. Net new recurring subscription sales represent the amount of new recurring subscription sales net of subscription cancellations during the period, which reflects the net impact to Run Rate during the period.

Total gross sales represent the sum of new recurring subscription sales and non-recurring sales. Total net sales represent the total gross sales net of the impact from subscription cancellations, which indicates the net change in future revenues.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 through 15 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.

“Adjusted EBITDA” is defined as net income before (1) provision for income taxes, (2) other expense (income), net, (3) depreciation and amortization of property, equipment and leasehold improvements, (4) amortization of intangible assets and, at times, (5) certain other transactions or adjustments, including the impact related to the vesting of the Multi-Year PSUs.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets and, at times, certain other transactions or adjustments, including the impact related to the vesting of the Multi-Year PSUs.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of the amortization of acquired intangible assets, the impact of divestitures, the impact of adjustments for the Tax Cuts and Jobs Act that was enacted on December 22, 2017 (“Tax Reform”), except for amounts associated with active tax planning implemented as a result of Tax Reform, and, at times, certain other transactions or adjustments, including the impact related to the vesting of the Multi-Year PSUs and costs associated with debt extinguishment.

“Adjusted tax rate” is defined as the effective tax rate excluding the impact of Tax Reform adjustments (except for amounts associated with active tax planning implemented as a result of Tax Reform) and the impact related to the vesting of the Multi-Year PSUs.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

Organic operating revenue growth” is defined as operating revenue growth compared to the prior year period excluding the impact of acquired businesses, divested businesses and foreign currency exchange rate fluctuations.

Asset-based fees ex-FX does not adjust for the impact from foreign currency exchange rate fluctuations on the underlying AUM.

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of certain capital spending and acquisitions that do not directly affect what management considers to be our core operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the impact of any transactions that do not directly affect what management considers to be our core performance in the period.

We believe that adjusted tax rate is useful to investors because it increases the comparability of period-to-period results by adjusting for the estimated net impact of Tax Reform and the impact related to the vesting of the Multi-Year PSUs.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe organic operating revenue growth is a meaningful measure of the operating performance of MSCI because it adjusts for the impact of foreign currency exchange rate fluctuations and excludes the impact of operating revenues attributable to acquired and divested businesses for the comparable prior year period, providing insight into our core operating performance for the period(s) presented.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS, adjusted tax rate, Capex, free cash flow and organic operating revenue growth are not defined in the same manner by all companies and may not be comparable to similarly titled non-GAAP financial measures of other companies. These measures can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Accordingly, the Company’s computation of these measures may not be comparable to similarly titled measures computed by other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations reflect the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period. While operating revenues adjusted for the impact of foreign currency fluctuations includes asset-based fees that have been adjusted for the impact of foreign currency fluctuations, the underlying AUM, which is the primary component of asset-based fees, is not adjusted for foreign currency fluctuations. Approximately two-thirds of the AUM are invested in securities denominated in currencies other than the U.S. dollar, and accordingly, any such impact is excluded from the disclosed foreign currency-adjusted variances.

Table 2: Condensed Consolidated Statements of Income (unaudited)
	Three Months Ended
	Mar. 31,	Mar. 31,	YoY %
In thousands, except per share data	2020	2019	Change
Operating revenues	$416,780	$371,381	12.2%
Operating expenses:
Cost of revenues	74,609	82,346	(9.4%)
Selling and marketing	55,549	56,048	(0.9%)
Research and development	26,562	23,172	14.6%
General and administrative	30,833	27,497	12.1%
Amortization of intangible assets	13,776	11,793	16.8%
Depreciation and amortization of property, equipment and leasehold improvements	7,567	7,850	(3.6%)
Total operating expenses(1)	208,896	208,706	0.1%

Operating income	207,884	162,675	27.8%

Interest income	(3,483)	(4,086)	(14.8%)
Interest expense	40,231	35,915	12.0%
Other expense (income)	8,287	2,554	224.5%
Other expense (income), net	45,035	34,383	31.0%

Income before provision for income taxes	162,849	128,292	26.9%

Provision for income taxes	14,724	(49,900)	(129.5%)
Net income	$148,125	$178,192	(16.9%)

Earnings per basic common share	$1.75	$2.11	(17.1%)

Earnings per diluted common share	$1.73	$2.08	(16.8%)

Weighted average shares outstanding used in computing earnings per share:
Basic	84,870	84,253	0.7%
Diluted	85,548	85,649	(0.1%)

(1) Includes stock-based compensation expense of $16.3 million and $10.5 million for the three months ended Mar. 31, 2020 and Mar. 31, 2019, respectively.

Table 3: Selected Balance Sheet Items (unaudited)
	As of
	Mar. 31,	Dec. 31,
In thousands	2020	2019
Cash and cash equivalents	$1,066,856	$1,506,567
Accounts receivable, net of allowances	$481,990	$499,268

Deferred revenue	$574,472	$574,656
Long-term debt(1)	$3,170,061	$3,071,926

(1) Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt was $3,200.0 million at Mar. 31, 2020 and $3,100.0 million at Dec. 31, 2019.

Table 4: Selected Cash Flow Items (unaudited)
	Three Months Ended
	Mar. 31,	Mar. 31,	YoY %
In thousands	2020	2019	Change
Net cash provided by operating activities	$112,770	$87,875	28.3%
Net cash used in investing activities	(201,638)	(8,136)	n/m
Net cash (used in) provided by financing activities	(340,081)	(341,635)	(0.5%)
Effect of exchange rate changes	(10,762)	501	n/m
Net increase (decrease) in cash and cash equivalents	$(439,711)	$(261,395)	68.2%

n/m: not meaningful.

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended
	Mar. 31,	Mar. 31,	YoY %
In thousands	2020	2019	Change
Operating revenues:
Recurring subscriptions	$139,840	$127,674	9.5%
Asset-based fees	100,196	81,808	22.5%
Non-recurring	9,220	5,291	74.3%
Total operating revenues	249,256	214,773	16.1%
Adjusted EBITDA expenses	65,669	62,562	5.0%
Adjusted EBITDA	$183,587	$152,211	20.6%
Adjusted EBITDA margin %	73.7%	70.9%

Analytics	Three Months Ended
	Mar. 31,	Mar. 31,	YoY %
In thousands	2020	2019	Change
Operating revenues:
Recurring subscriptions	$124,065	$120,110	3.3%
Non-recurring	1,443	1,325	8.9%
Total operating revenues	125,508	121,435	3.4%
Adjusted EBITDA expenses	89,191	85,037	4.9%
Adjusted EBITDA	$36,317	$36,398	(0.2%)
Adjusted EBITDA margin %	28.9%	30.0%

All Other	Three Months Ended
	Mar. 31,	Mar. 31,	YoY %
In thousands	2020	2019	Change
Operating revenues:
Recurring subscriptions	$40,520	$34,580	17.2%
Non-recurring	1,496	593	152.3%
Total operating revenues	42,016	35,173	19.5%
Adjusted EBITDA expenses	32,693	26,075	25.4%
Adjusted EBITDA	$9,323	$9,098	2.5%
Adjusted EBITDA margin %	22.2%	25.9%

Consolidated	Three Months Ended
	Mar. 31,	Mar. 31,	YoY %
In thousands	2020	2019	Change
Operating revenues:
Recurring subscriptions	$304,425	$282,364	7.8%
Asset-based fees	100,196	81,808	22.5%
Non-recurring	12,159	7,209	68.7%
Operating revenues total	416,780	371,381	12.2%
Adjusted EBITDA expenses	187,553	173,674	8.0%
Adjusted EBITDA	$229,227	$197,707	15.9%
Adjusted EBITDA margin %	55.0%	53.2%
Operating margin %	49.9%	43.8%

Table 6: Sales and Retention Rate by Segment (unaudited)(1)
	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2020	2019
Index
New recurring subscription sales	$19,054	$17,329
Subscription cancellations	(5,116)	(4,366)
Net new recurring subscription sales	$13,938	$12,963
Non-recurring sales	$10,283	$5,081
Total gross sales	$29,337	$22,410
Total Index net sales	$24,221	$18,044

Index Retention Rate	96.3%	96.5%

Analytics
New recurring subscription sales	$11,218	$12,751
Subscription cancellations	(8,244)	(7,764)
Net new recurring subscription sales	$2,974	$4,987
Non-recurring sales	$3,265	$2,577
Total gross sales	$14,483	$15,328
Total Analytics net sales	$6,239	$7,564

Analytics Retention Rate	93.7%	93.7%

All Other
New recurring subscription sales	$8,169	$7,215
Subscription cancellations	(2,053)	(1,275)
Net new recurring subscription sales	$6,116	$5,940
Non-recurring sales	$1,031	$454
Total gross sales	$9,200	$7,669
Total All Other net sales	$7,147	$6,394

All Other Retention Rate	94.6%	95.9%

Consolidated
New recurring subscription sales	$38,441	$37,295
Subscription cancellations	(15,413)	(13,405)
Net new recurring subscription sales	$23,028	$23,890
Non-recurring sales	$14,579	$8,112
Total gross sales	$53,020	$45,407
Total net sales	$37,607	$32,002

Total Retention Rate	95.0%	95.2%

(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definitions of new recurring subscription sales, subscription cancellations, net new recurring subscription sales, non-recurring sales, total gross sales, total net sales and Retention Rate.

Table 7: AUM in Equity ETFs Linked to MSCI Indexes (unaudited)(1)(2)(3)

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
In billions	2020	2019	2019	2019	2019
Beginning Period AUM in equity ETFs linked to MSCI indexes	$934.4	$815.0	$819.3	$802.2	$695.6
Market Appreciation/(Depreciation)	(216.5)	63.5	(9.2)	14.9	78.3
Cash Inflows	(8.4)	55.9	4.9	2.2	28.3
Period-End AUM in equity ETFs linked to MSCI indexes	$709.5	$934.4	$815.0	$819.3	$802.2

Period Average AUM in equity ETFs linked to MSCI indexes	$877.1	$869.1	$810.9	$811.4	$766.0

Avg. Basis Point Fee(4)	2.71	2.82	2.81	2.85	2.88

(1) The historical values of the AUM in equity ETFs linked to our indexes as of the last day of the month and the monthly average balance can be found under the link “AUM in ETFs Linked to MSCI Indexes” on our Investor Relations homepage at http://ir.msci.com. Information contained on our website is not incorporated by reference into this Earnings Release or any other report filed with the SEC. The AUM in equity ETFs numbers also include AUM in Exchange Traded Notes, the value of which is less than 1.0% of the AUM amounts presented.
(2) The values for periods prior to April 26, 2019 were based on data from Bloomberg and MSCI, while the values for periods on or after April 26, 2019 were based on data from Refinitiv and MSCI. De minimis amounts of data are reported on a delayed basis.
(3) The value of AUM in equity ETFs linked to MSCI indexes is calculated by multiplying the equity ETFs net asset value by the number of shares outstanding.
(4) Based on period-end Run Rate for equity ETFs linked to MSCI indexes using period-end AUM.

Table 8: Run Rate by Segment and Type (unaudited)(1)
	As of
	Mar. 31,	Mar. 31,	YoY %
In thousands	2020	2019	Change
Index
Recurring subscriptions	$574,132	$515,667	11.3%
Asset-based fees	348,218	335,261	3.9%
Index Run Rate	922,350	850,928	8.4%

Analytics Run Rate	528,378	496,183	6.5%

All Other Run Rate	153,452	130,979	17.2%

Total Run Rate	$1,604,180	$1,478,090	8.5%

Total recurring subscriptions	$1,255,962	$1,142,829	9.9%
Total asset-based fees	348,218	335,261	3.9%
Total Run Rate	$1,604,180	$1,478,090	8.5%

(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)
	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2020	2019
Index adjusted EBITDA	$183,587	$152,211
Analytics adjusted EBITDA	36,317	36,398
All Other adjusted EBITDA	9,323	9,098
Consolidated adjusted EBITDA	229,227	197,707
Multi-Year PSU payroll tax expense	—	15,389
Amortization of intangible assets	13,776	11,793
Depreciation and amortization of property, equipment and leasehold improvements	7,567	7,850
Operating income	207,884	162,675
Other expense (income), net	45,035	34,383
Provision for income taxes	14,724	(49,900)
Net income	$148,125	$178,192
Table 10: Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted EPS (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands, except per share data	2020	2019
Net income	$148,125	$178,192
Plus: Amortization of acquired intangible assets	8,778	8,716
Plus: Multi-Year PSU payroll tax expense	—	15,389
Less: Discrete excess tax benefit related to Multi-Year PSU vesting	—	(66,581)
Plus: Debt extinguishment costs associated with the 2024 Senior Notes Redemption	9,966	—
Less: Tax Reform adjustments	(759)	—
Less: Income tax effect	(3,396)	(3,134)
Adjusted net income	$162,714	$132,582

Diluted EPS	$1.73	$2.08
Plus: Amortization of acquired intangible assets	0.10	0.10
Plus: Multi-Year PSU payroll tax expense	—	0.18
Less: Discrete excess tax benefit related to Multi-Year PSU vesting	—	(0.78)
Plus: Debt extinguishment costs associated with the 2024 Senior Notes Redemption	0.12	—
Less: Tax Reform adjustments	(0.01)	—
Less: Income tax effect	(0.04)	(0.03)
Adjusted EPS	$1.90	$1.55

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended		Full-Year
	Mar. 31,	Mar. 31,	2020
In thousands	2020	2019	Outlook(1)
Index adjusted EBITDA expenses	$65,669	$62,562
Analytics adjusted EBITDA expenses	89,191	85,037
All Other adjusted EBITDA expenses	32,693	26,075
Consolidated adjusted EBITDA expenses	187,553	173,674	$700,000 - $750,000
Multi-Year PSU payroll tax expense	—	15,389	-
Amortization of intangible assets	13,776	11,793
Depreciation and amortization of property,			~$90,000
equipment and leasehold improvements	7,567	7,850
Total operating expenses	$208,896	$208,706	$790,000 - $840,000

(1) We have not provided a full line-item reconciliation for adjusted EBITDA expenses to total operating expenses for this future period because we do not provide guidance on the individual reconciling items between total operating expenses and adjusted EBITDA expenses.

Table 12: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

	Three Months Ended		Full-Year
	Mar. 31,	Mar. 31,	2020
In thousands	2020	2019	Outlook(1)
Net cash provided by operating activities	$112,770	$87,875	$600,000 - $650,000
Capital expenditures	(3,613)	(3,156)
Capitalized software development costs	(7,203)	(4,990)
Capex	(10,816)	(8,146)	($60,000 - $50,000)
Free cash flow	$101,954	$79,729	$540,000 - $600,000

(1) We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we do not provide guidance on the individual reconciling items between net cash from operating activities and free cash flow.

Table 13: Reconciliation of Effective Tax Rate to Adjusted Tax Rate (unaudited)
	Three Months Ended
	Mar. 31,	Mar. 31,
	2020	2019
Effective tax rate	9.0%	(38.9%)
Tax Reform impact on effective tax rate	0.5%	—%
Multi-Year PSU impact on effective tax rate	—%	51.9%
Adjusted tax rate	9.5%	13.0%

Table 14: First Quarter 2020 Reconciliation of Operating Revenue Growth to Organic Operating Revenue Growth (unaudited)

	Comparison of the Three Months Ended March 31, 2020 and 2019
	Total	Recurring Subscription	Asset-Based Fees	Non- Recurring Revenues
Index	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	16.1%	9.5%	22.5%	74.3%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	—%	—%	—%	(0.1%)
Organic operating revenue growth	16.1%	9.5%	22.5%	74.2%

	Total	Recurring Subscription	Asset-Based Fees	Non- Recurring Revenues
Analytics	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	3.4%	3.3%	—%	8.9%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	(0.1%)	(0.1%)	—%	(0.2%)
Organic operating revenue growth	3.3%	3.2%	—%	8.7%

	Total	Recurring Subscription	Asset-Based Fees	Non- Recurring Revenues
All Other	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	19.5%	17.2%	—%	152.3%
Impact of acquisitions and divestitures	(0.6%)	(0.4%)	—%	(11.0%)
Impact of foreign currency exchange rate fluctuations	1.8%	1.8%	—%	1.5%
Organic operating revenue growth	20.7%	18.6%	—%	142.8%

	Total	Recurring Subscription	Asset-Based Fees	Non- Recurring Revenues
Consolidated	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	12.2%	7.8%	22.5%	68.7%
Impact of acquisitions and divestitures	—%	—%	—%	(0.9%)
Impact of foreign currency exchange rate fluctuations	0.1%	0.2%	—%	—%
Organic operating revenue growth	12.3%	8.0%	22.5%	67.8%

Contacts

MSCI Inc.
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Salli Schwartz + 1 212 804 5306

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